UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 29, 2006
RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio		44258

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01 Entry into a Material Definitive Agreement.
The information provided in Item 2.03 is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
As of December 29, 2006, in connection with our entry into the new credit agreement described in Item 2.03 hereof, we terminated our $330.0 million five-year revolving credit agreement with the lenders party thereto and National City Bank, as administrative agent. The prior credit agreement would have expired on November 19, 2009. The lenders under the prior credit agreement and their affiliates have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of business, and also provide or have provided advisory and financial services to us.
Item 2.02 Results of Operations and Financial Condition.
On January 4, 2007, the Company issued a press release announcing its second quarter results, which provided detail not included in previously issued reports. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 29, 2006, we and our subsidiaries, RPM Lux Holdco S.Á. R.L., RPOW UK Limited, RPM Europe Holdco B.V. and RPM Canada entered into an unsecured syndicated revolving credit facility (the “New Facility”) with the lenders party thereto and National City Bank, as administrative agent for the lenders. The New Facility expires on December 29, 2011. The New Facility provides for a five-year $400.0 million revolving credit facility, which includes sublimits for the issuance of swingline loans, which are comparatively short-term loans used for working capital purposes, and letters of credit. The aggregate maximum principal amount of the commitments under the New Facility may be expanded upon our request, subject to certain conditions, to $575 million. The New Facility allows for borrowings the equivalent of up to $350.0 million U.S. or other foreign currencies and also provides for the equivalent of $50.0 million Canadian (the “Canadian Commitments”) to make revolving loans to one or more of our subsidiaries located in Canada. The Canadian Commitments will function as a separate tranche on the overall amount of commitments under the New Facility. RPM International Inc., RPM Lux Holdco S.Á. R.L., RPOW UK Limited, RPM Europe Holdco B.V. and RPM Canada are borrowers under the New Facility. Each of RPM Lux Holdco S.Á. R.L., RPOW UK Limited, RPM Europe Holdco B.V. and RPM Canada is our wholly-owned direct or indirect subsidiary (except for directors’ qualifying shares or nominal equity interests required to be held by someone other than us or our subsidiary under applicable law). The New Facility contemplates that one or more of our other foreign subsidiaries may become borrowers as well, provided that only a Canadian subsidiary may be a borrower in respect of the Canadian Commitments and no Canadian subsidiary may be a borrower in respect of other commitments under the New Facility. RPM International Inc. has agreed to guarantee all obligations of foreign subsidiaries that are or become borrowers under the New Facility.
The New Facility is available for working capital needs, general corporate purposes including acquisitions and to provide liquidity for the issuance of commercial paper.
At our election, loans under the New Facility will bear interest at one of the following options: (1) the alternative base rate which is the greater of (a) the effective prime rate announced by National City Bank, or (b) a rate per annum that is 0.5% in excess of the effective federal funds rate, (2) the Eurodollar rate plus a margin of 0.19% to 1.00% per annum (based on our debt rating); (3) the adjusted foreign currency rate plus a margin of 0.19% to 1.00% per annum (based on our debt rating); or (4) with respect to swingline loans, the effective federal funds rate plus a margin of 0.19% to 1.00% per annum (based on our debt rating). The Canadian Commitments have similar interest rate options applicable to its borrowings thereunder. The New Facility provides for facility fees of 0.06% to 0.25% per annum (based on our debt rating).
The New Facility contains customary covenants, including but not limited to, limitations on our ability, and in certain instances, our subsidiaries’ ability, to incur liens, make acquisitions and investments, or sell or transfer assets and stock. Additionally, we may not permit our consolidated leverage ratio to exceed 0.65 to 1.0 or our consolidated interest coverage ratio to be greater than 3.5 to 1.0.

Upon the occurrence of certain events of default, our obligations under the New Facility may be accelerated. Such events of default include payment defaults to lenders under the New Facility, covenant defaults, payment defaults (other than under the New Facility), certain ERISA defaults, change of control and other customary defaults.
The lenders under the New Facility and their affiliates have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of business, and also provide or have provided advisory and financial services to us.
The description of the New Facility set forth in this Item 2.03 is not complete and is qualified in its entirety by reference to the full text of the credit agreement filed as Exhibit 10.1 to this Form 8-K .
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement among RPM International Inc., the Borrowers party thereto, the Lenders party thereto and National City Bank, as Administrative Agent, dated as of December 29, 2006.

99.1	Press release of the Company, dated January 4, 2007, announcing the Company’s second quarter results.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.

(Registrant)

Date January 4, 2007	/s/ Robert L. Matejka

Robert L. Matejka Vice President, Chief Financial Officer and Controller

Exhibit Index

Exhibit Number	Description

10.1	Credit Agreement among RPM International Inc., the Borrowers party thereto, the Lenders party thereto and National City Bank, as Administrative Agent, dated as of December 29, 2006.

99.1	Press release of the Company, dated January 4, 2007, announcing the Company’s second quarter results.